Exhibit 99.1

Anchor Drilling Fluids USA, Inc.
(A Wholly-Owned Subsidiary of ADF Holdings, Inc.)
and Subsidiaries
Consolidated Financial Statements as of and for the
Years Ended December 31, 2013 and 2012, and
Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors
Anchor Drilling Fluids USA, Inc.
Tulsa, Oklahoma

We have audited the accompanying consolidated financial statements of Anchor Drilling Fluids USA, Inc. (a wholly-owned subsidiary of ADF Holdings, Inc.) and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of income, owner’s equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Anchor Drilling Fluids USA, Inc. and its subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Tulsa, Oklahoma
April 30, 2014

ANCHOR DRILLING FLUIDS USA, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$4,787	$1,608
Accounts receivable, less allowance for doubtful accounts of
$145 and $0, respectively	64,456	74,559
Income taxes receivable	1,492	778
Inventories	52,438	48,766
Prepaid expenses and other current assets	1,332	804
Deferred income taxes	934	895
Total current assets	125,439	127,410

Property, plant and equipment, net	15,345	17,862
Goodwill	28,179	28,179
Other intangible assets, net	18,750	19,813
Investment in affiliates	2,473	2,746
Other non-current assets	89	978
Total assets	$190,275	$196,988

LIABILITIES AND OWNER’S EQUITY
Current liabilities:
Current maturities of long-term debt	$108,071	$126
Accounts payable	35,576	46,331
Accrued liabilities	2,817	3,060
Total current liabilities	146,464	49,517

Long-term debt, less current maturities	—	112,400
Deferred income taxes	4,919	4,413
Total liabilities	151,383	166,330

Owner’s equity
Owner’s contributed capital	21,600	21,600
Retained earnings	17,292	9,058
Total owners’ equity	38,892	30,658
Total Liabilities and Owner’s equity	$190,275	$196,988

See Accompanying Notes to Consolidated Financial Statements

ANCHOR DRILLING FLUIDS USA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands)

	Year Ended
	December 31,	December 31,
	2013	2012

Net sales	$309,432	$309,637
Cost of Sales	196,603	197,916
Gross profit	112,829	111,721
Operating Expenses
Field and division expense	80,365	85,672
General and administrative expense	4,452	4,131
Amortization of Intangibles	1,063	1,072
Total Operating Expenses	85,880	90,875
Operating income	26,949	20,846
Other expense
Interest expense	9,305	9,601
Amortization of debt issuance costs	904	993
Other (income) expense, net	431	812
Total other expense	10,640	11,406
Net income before income taxes	16,309	9,440
Income tax expense	8,075	4,380
Net income	$8,234	$5,060

See Accompanying Notes to Consolidated Financial Statements

ANCHOR DRILLING FLUIDS USA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Year Ended
	December 31,	December 31,
	2013	2012
Operating activities
Net income	$8,234	$5,060
Loss (gain) on disposal of equipment	(154)	17
Depreciation and amortization	6,490	7,212
PIK interest	553	1,917
Equity in loss of affiliate	158	—
Provision for deferred income taxes	467	529
Changes in assets and liabilities:
(Increase) decrease in receivables	9,389	(11,401)
(Increase) decrease in inventories	(3,672)	(10,778)
(Increase) decrease in prepaid and other current assets	(542)	694
Increase (decrease) in accounts payable	(10,755)	9,209
Increase (decrease) in accrued and other liabilities	(243)	1,376
Net cash provided by operating activities	9,925	3,835

Investing activities
Purchases of property, plant and equipment	(2,916)	(7,381)
Investments in affiliate	—	(2,746)
Cash distributions from affiliate	115	—
Purchase of intellectual property	—	(275)
Proceeds from sale of property, plant and equipment	1,063	64
Net cash used in investing activities	(1,738)	(10,338)

Financing activities
Principal payments on notes payable and long-term debt	(1,112)	(7,629)
Borrowings on line of credit	1,393	13,820
Payments on line of credit	(5,289)	—
Debt issuance fees paid	—	(153)
Net cash (used in) provided by financing activities	(5,008)	6,038

Net increase (decrease) in cash and cash equivalents	3,179	(465)
Cash and cash equivalents at beginning of the period	1,608	2,073
Cash and cash equivalents at end of the period	$4,787	$1,608

Cash payments
Interest	$9,024	$7,602
Income taxes	$8,368	$2,401
Non-cash financing activities
PIK Interest	$553	$1,917

See Accompanying Notes to Consolidated Financial Statements

ANCHOR DRILLING FLUIDS USA, INC.
CONSOLIDATED STATEMENTS OF OWNER’S EQUITY
(dollars in thousands)

	Owner’s
	Contributed	Retained	Total Owner’s
	Capital	Earnings	Equity

Balance December 31, 2011	$21,600	$3,998	$25,598
Net income for the year ended December 31, 2012	—	5,060	$5,060
Balance December 31, 2012	$21,600	$9,058	$30,658
Net income for the year ended December 31, 2013	—	8,234	$8,234
Balance December 31, 2013	$21,600	$17,292	$38,892

See Accompanying Notes to Consolidated Financial Statements

Anchor Drilling Fluids USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS

Description of Business

Anchor Drilling Fluids USA, Inc. (Anchor or the Company) provides integrated fluids management and customized drilling fluids and related services solutions to the U.S. domestic oil and gas exploration and production (E&P) industry, principally in the Mid Continent, Permian Basin, North Texas, South Texas, East Texas, North Louisiana, Arkansas, Appalachian and Rocky Mountains. The Company is headquartered in Tulsa, Oklahoma and has various sales offices and operating locations serving the E&P industry in its principal market areas.

Anchor is a wholly owned subsidiary of ADF Holdings, Inc. (ADF). A group of former and current Anchor debt holders own the controlling interest in ADF as of December 31, 2013 and 2012 (see note 12).

All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

2.	SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates and Market Risks

Operating results for the Company and its operating subsidiaries are dependent in large part on oil and gas drilling activity levels in the geographic markets that the Company serves. This activity level, in turn, depends on oil and gas commodity pricing, demand levels and overall global and U.S. inventory stocks of these commodities.

The preparation of financial statements in conformity with the accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. Estimates used in preparing the consolidated financial statements include, but are not limited to, the following: sales returns, allowance for doubtful accounts, future cash flows used for impairment testing of long-lived assets, including goodwill, and reserve for inventory valuation to lower of cost or market.

Cash and Cash Equivalents

All highly liquid investments with a remaining maturity of three months or less at the date of acquisition are considered cash equivalents.

Allowance for sales returns

The Company provides for estimated customer returns of unused materials related to fluids services operations. The allowance is recorded based upon historical customer return levels and estimated gross profit levels attributable for in-process projects.

Receivables and allowance for doubtful accounts

Accounts receivable include unbilled receivables, which represent revenues earned in the current period but not billed to the customer until future dates. In general, the completion of a specific services project triggers billing to the customer within one to two months after the receivable is recognized. As of December 31, 2013 and 2012, unbilled receivables totaled approximately $15.9 million and $13.0 million, respectively.

Reserves for uncollectable accounts receivable are determined on a specific identification basis when the Company determines that the required payment of specific outstanding amounts owed will not be collected or collection is judged to be highly unlikely.

The majority of revenues are from mid-sized domestic E&P companies or divisions of international E&P companies. Changes in the financial condition of customers could cause customers the inability to pay these receivables, resulting in additional allowances being recorded.

Inventories

Inventories, primarily composed of finished goods purchased from third parties, are stated at the lower of cost or market. Inventory cost is determined using the weighted average method. Inventories typically consist of chemicals, barite, bentonite, other clays and liquid drilling fluids utilized in the oil and gas drilling process. Reserves for inventory obsolescence are determined based upon the fair value of the inventory using factors such as historical usage of inventory-on-hand, future expectations related to customer demand levels, market conditions, and potential technical obsolescence of products currently in use.

Property, Plant and Equipment

Additions and improvements that extend the useful life of existing assets are capitalized at their actual cost. Maintenance and repairs are charged to expense as incurred. The recorded cost of property, plant and equipment sold or otherwise disposed of and the related accumulated depreciation are eliminated from the property and accumulated depreciation accounts, and any gain or loss is credited or charged to income.

Depreciation is provided on property, plant and equipment by utilizing the straight-line method over the following estimated useful service lives:

Life

Owned buildings	27-39
Warehouse and plant equipment	3-15
Autos, trucks and trailers	3-7
Office furniture and equipment	3-7
Leasehold improvements	2

Goodwill and Other Intangible Assets

Goodwill represents the excess of the fair value of the Company over the net identifiable tangible and intangible assets of the Company at the date of a prior reorganization. Goodwill and other intangible assets with indefinite lives are not amortized. Intangible assets with finite lives are amortized on a straight line basis over the asset’s estimated life.

Goodwill and other indefinite-lived intangible assets are tested for impairment annually as of December 31, or more frequently, should an indication of impairment exist. The impairment tests include a comparison of the carrying value of net assets, including goodwill, of business units with their estimated fair values, which the Company determines using a discounted cash flow approach. If the carrying value exceeds the estimated fair value, an impairment charge is recorded in the period in which such review is completed.

The Company reviews property, plant and equipment, finite-lived intangible assets and certain other assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. Recoverability is assessed based on estimated undiscounted future cash flows for significant tangible assets or asset groups.     Should such review indicate that the carrying value of assets is not fully recoverable, the amount of impairment loss is determined by comparing the current carrying value to the estimated fair value.

Debt Issuance Costs

Direct costs related to issuance of debt are capitalized and amortized to expense on a straight line basis over the term of the related debt. When a loan is paid in full, or if a loan commitment is withdrawn, any unamortized issuance costs are charged to operations. Capitalized debt issuance costs at December 31, 2013 and 2012 totaled $0 and $0.9 million, respectively. The total amounts of debt issuance costs charged to expense for the years ended December 31, 2013 and 2012, were approximately $0.9 million and $1.0 million, respectively.

Revenue Recognition

Liquid systems revenues are recognized when consumed at the customer site during the drilling process. An allowance for product returns is maintained, reflecting estimated future customer product returns. Services are provided at agreed-upon daily or activity rates, and revenues are recognized when services are performed, including water disposal activities.

Income Taxes

The Company utilizes the asset and liability approach to accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the book carrying amounts and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to be in effect when the differences are expected to reverse. The Company reduces deferred tax assets by a valuation allowance when, based upon estimates, it is more likely than not that all or a portion of those assets will not be realized in a future accounting period. The estimates utilized in recognition of deferred tax assets are subject to revision, either up or down, in future periods based on new facts or circumstances.

Recently Issued Accounting Standards

In July 2013, the FASB issued Accounting Standards Update (ASU) No. 2013-11, Income Taxes (Topic 740), Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, which eliminates certain diversity in practice on financial statement presentation of unrecognized tax benefits. Unrecognized tax benefits are an entity’s reserve for future tax contingencies and liabilities based on an entity’s expectation of additional tax expense that may arise from the resolution of such contingencies and liabilities. The amendments are effective beginning in 2015 for nonpublic companies. Although early adoption is permitted, the Company has not adopted this ASU in the current year and is currently evaluating whether the adoption will have any material effect on the Company’s consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-03, Clarifying the Scope and Applicability of a Particular Disclosure to Nonpublic Entities, which clarifies that all nonpublic entities are exempt from the requirement to disclose fair value hierarchy levels (Level 1, 2, or 3) for items that are not measured at fair value in the statement of financial position but for which fair value is disclosed. Contrary to the intent to exempt all nonpublic companies, an earlier ASU No. 2011-04 had inadvertently failed to exempt from scope companies have total assets of $100 million or more or that have one or more derivative instruments. ASU No. 2013-03 clarifies that all nonpublic companies are exempt from those specific disclosure requirements. The adoption of this ASU did not have any material effect on the Company’s consolidated financial statements.

3.	ACCOUNTS RECEIVABLE

Accounts receivable consists of the following (dollars in thousands):

	December 31,	December 31,
	2013	2012
Trade receivables	$48,673	$61,528
Unbilled receivables	15,900	12,973
Other	28	58
Gross receivables	64,601	74,559
Allowance for doubtful accounts	(145)	—
Net accounts receivable	$64,456	$74,559

During the year ended December 31, 2013, four customers accounted for 9.76%, 8.82%, 6.04% and 5.95% each respectively of total sales, comprising a total of 30.57% of total sales. Comparable customer data for the year ended December 31, 2012 was 11.7%, 8.7%, 7.7% and 5.0% for a total of 33.1% of total sales. Invoiced trade receivables of three customers at December 31, 2013 and 2012 accounted for approximately 20.93% and 30%, respectively, of total invoiced trade receivables.

4.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following (dollars in thousands):

	December 31,	December 31,
	2013	2012
Land	$111	$111
Buildings and improvements	1,089	1,458
Warehouse and plant equipment	17,500	16,741
Autos, trucks and trailers	13,355	15,265
Office furniture and equipment	561	1,019
	32,616	34,594
Less: accumulated depreciation	(17,271)	(16,732)
Property, plant and equipment, net	$15,345	$17,862

Depreciation expense for the years ended December 31, 2013 and 2012 was approximately $4.5 million and $5.1 million, respectively; which is included in Operating Expenses on the accompanying Consolidated Statement of Income.

5.    GOODWILL, OTHER INTANGIBLES AND IMPAIRMENTS

As of both December 31, 2013 and 2012, goodwill aggregated to approximately $28.2 million.

Other Intangible Assets

Other intangible assets consisted of the following at December 31, 2013 (dollars in thousands):

	Gross
	Carrying	Accumulated	Intangible
	Amount	Amortization	Assets, Net
Intellectual Property (2 year life)	275	275	—
Customer Relationships (15 year life)	13,200	3,300	9,900
Total amortizing intangible assets	13,475	3,575	9,900
Trademarks – indefinite lived	8,850	—	8,850
Total intangible assets	$22,325	$3,575	$18,750

Other intangible assets consisted of the following at December 31, 2012 (dollars in thousands):

	Gross
	Carrying	Accumulated	Intangible
	Amount	Amortization	Assets, Net
Non-Compete (2 year life)	$800	$800	$—
Intellectual Property (2 year life)	275	92	183
Customer Relationships (15 year life)	13,200	2,420	10,780
Total amortizing intangible assets	$14,275	$3,312	$10,963
Trademarks – indefinite lived	8,850	—	8,850
Total intangible assets	$23,125	$3,312	$19,813

Total amortization expense for both of the years ended December 31, 2013 and 2012 related to other intangible assets was approximately $1.1 million.

Estimated future amortization expense of limited life intangible assets is as follows (dollars in thousands):

Calendar Years Ending
2014	$880
2015	880
2016	880
2017	880
2018	880
Thereafter	5,500
Total	$9,900

6.	INVESTMENT IN AFFILIATE

Effective January 1, 2012, the Company entered into a joint venture with a major supplier of barite to establish and operate a new limited liability company, C&A Grinding, LLC (C&A) for the purpose of owning heavy equipment used in the production of drilling grade barite, a major component of drilling fluids. The Company and the supplier have equal ownership in C&A and profits and cash distributions will be allocated to the owners in equal shares. In connection with the formation of C&A, the Company made capital contributions totaling $2.75 million during 2012 and the supplier contributed tangible assets with a deemed value of $2.75 million. Contemporaneously with the formation of C&A, the parties signed agreements whereby 1) C&A purchased certain barite production assets from the supplier; 2) C&A leased those assets back to the supplier for an initial term of 12 years, subject to additional renewals; 3) the supplier will sell to the Company up to 50% of the finished barite produced by the assets over the same term as set forth in the equipment lease, subject to no minimums, at market prices; and, 4) the Company leased certain space in a building owned by the supplier for the purposes of materials handling and inventory storage, also for the same term as set forth in the equipment lease, at an annual rental of $120,000. In connection with the leased equipment, at the end of the lease term or following default by the Company of any of the various agreements, the supplier has the option to purchase the equipment, effective as of the last day of the term of the lease or the date of such a default, whichever is applicable, at the lesser of the then current book value as determined under generally accepted accounting principles, consistently applied or the then appraised value of the equipment.

The Company accounts for its investment in C&A under the equity method of accounting. The carrying amount of the Company’s investment is equal to its underlying equity in the net assets of C&A.

During the years ended December 31, 2013 and 2012, the Company purchased approximately $16.35 million and $15.0 million, respectively, of finished barite from its C&A venture partner. At December 31, 2013 and 2012, payables related to these purchases were approximately $4.8 million and $4.3 million, respectively.

7.	FINANCING ARRANGEMENTS

Financing arrangements consist of the following (dollars in thousands):

	December 31,	December 31,
	2013	2012
Senior Term B notes	$72,146	$72,421
Revolving credit facility	35,925	39,821
Vehicle loans	—	284
Total	108,071	112,526
Less current portion	108,071	126
Long-term portion	$—	$112,400

The Amended and Restated Credit Agreement among ADF, Anchor and various financial institutions as the Lenders provided for a Term Loan facility, a Senior Term A note facility and a Senior Term B note facility of approximately $9.0 million, $10.5 million and $75.2 million, respectively. The Term Loan and the Senior Term A note facility were fully repaid in 2011. The Senior Term B note facility originally was to mature on December 31, 2013, however in May, 2013 the Lenders extended the maturity date to March 5, 2014, and in January 2014 the Lenders further extended the maturity date to June 5, 2014.

In 2011, Anchor and a lending group entered into the Revolving Credit and Security Agreement, (the Revolver), that provided, with certain restrictions under a borrowing base of receivables and inventory, a credit facility of approximately $30.0 million of which up to $10.0 million may be utilized for letters of credit. Effective June 25, 2012 the Revolver was amended to increase the borrowing limit to $45 million, with a further increase to $50 million available if certain leverage conditions are met. The interest rate under the Revolver is calculated at an Alternate Base Rate, as defined, plus 1.5%, (the Domestic Rate Loan), or at the option of Anchor at a Eurodollar Rate, as defined, plus 2.5%, (the Eurodollar Rate Loan). Any disbursements or payments related to letters of credit are deemed to be Domestic Rate Loans under the Revolver. Letters of credit that have not been drawn upon bear a fee equal to 2.50% of the amount available to be drawn plus a fronting fee of 0.25%. The Revolver was originally to terminate on September 30, 2013, however in May, 2013 the lending group extended the maturity date to January 31, 2014, and in January 2014 the lending group further extended the maturity date to April 30, 2014. A portion of the proceeds from the sale of the Company to Calumet Specialty Products Partners, L.P. were used to retire the Revolver on March 31, 2014 (see note 12).

The Revolver contains certain covenants normal and customary for lending facilities of this nature which include a requirement to maintain an amount of excess liquidity as defined, a limit on capital expenditures to prescribed amounts, a restriction on the payment of dividends, a restriction on the creation of additional indebtedness and a requirement to provide to the lending group certain financial information on a annual, quarterly and monthly basis.

Proceeds from borrowings on the Revolver were used to reduce the amount owed under the Senior Term B note facility by $7.5 million during 2012.

With certain restrictions, all debt is due at maturity with no fixed amortization.

As of December 31, 2013, the Revolver and Senior Term B note facility had outstanding balances of approximately $35.9 million and $72.1 million, respectively. Interest on substantially all debt is payable quarterly at the Eurodollar Adjusted Rate, as defined, plus an applicable margin. At December 31, 2013, interest rates for the Revolver and Senior Term B note facility were 2.75% and 11.25%, respectively. At the election of the Company, a portion of the Senior Term B note facility interest, as defined, may be added to the debt principal balance (the PIK Interest). PIK Interest added to the Senior Term B debt principal for the years ended December 31, 2013 and 2012 was approximately $0.6 million and $1.9 million, respectively.

The Amended and Restated Credit Agreement contains financial condition covenants that require the Company satisfy the following financial ratios as of December 31, 2013:

	Covenant	December 31,
	Ratio	2013
Fixed Charge Coverage Ratio (minimum)	1.20	2.46
Leverage Ratio (maximum)	6.50	3.32
Interest Coverage Ratio (minimum)	1.20	3.54

In addition to these financial condition covenants, the Amended and Restated Credit Agreement contains additional covenants that require maintenance of a minimum prescribed liquidity and allow for, but limit, the Company’s ability to incur additional indebtedness and liens, pay dividends and make capital expenditures. At December 31, 2013, management believes the Company was in compliance with all financial covenants, terms and conditions of the Amended and Restated Credit Agreement.

The Senior Term B notes are collateralized by a security agreement under which substantially all assets of Anchor, including receivables, equipment, inventories, general intangibles, investments and real property are pledged as collateral.

At December 31, 2012, the Company had various vehicle loans totaling approximately $284,000 which had maturity dates ranging from July 2013 to October 2015 payable to an automobile credit service company. During 2013 the Company paid these loans in full.

For the years ended December 31, 2013 and 2012, net interest expense was approximately $9.3 million and $9.6 million, respectively.

8.	INCOME TAXES

The components of the provision for income taxes are as follows (dollars in thousands):

	Year Ended December 31,
	2013	2012
Current
Federal	$6,597	$2,944
State	1,011	907
	7,608	3,851

Deferred
Federal	442	500
State	25	29
	467	529
Total income tax	$8,075	$4,380

The reconciliation of the effective tax rate to the statutory federal rate as a percentage of income before income tax expense is as follows:

	Year Ended December 31,
	2013	2012
Federal income tax statutory rate	35.0%	35.0%
Increase (decrease) in taxes resulting from:
State income tax, net	4.4	7.0
Change in estimated NOL’s	7.8	—
Non-deductible expenses	2.3	4.4
Total effective tax rate	49.5%	46.4%

The change in estimated NOL’s was due to the resolution of a 5-year carryback of the 2009 NOL during 2013. The IRS finalized the carryback for tax years 2005, 2006, 2007, 2008 and 2009 in March 2014.

The components of the net deferred income tax liability are as follows (dollars in thousands):

	December 31,
	2013	2012
Allowance for bad debts	$54	$—
Inventories	880	754
Goodwill	3,701	4,102
Capitalized reorganization costs	—	336
Accrued compensation	—	141
Deferred tax assets	4,635	5,333

Intangible assets	(4,010)	(4,036)
Fixed assets	(4,610)	(4,815)
Deferred tax liabilities	(8,620)	(8,851)
Net deferred tax liability	$(3,985)	$(3,518)

As reported in the consolidated balance sheets:

Current tax deferred tax assets	$934	$895
Non-current deferred tax liabilities	(4,919)	(4,413)
Net deferred tax liability	$(3,985)	$(3,518)

Accounting Standards Codification 740 requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred asset will not be realized. In making this assessment, management considers pending transactions, scheduled reversal of deferred tax liabilities, level of historic taxable income, tax planning strategies and projected future taxable income. Based on the assessments conducted, the Company concluded that no valuation allowance was necessary at December 31, 2013 or 2012.

There have not been any material changes in the Company’s liability for unrecognized tax benefits, including interest and penalties, during the year ended December 31, 2013. The Company’s open tax years that are subject to examination are 2010 through 2013. Management does not currently anticipate that the total amount of unrecognized tax benefits will significantly increase or decrease within the next twelve months.

9.    DEFINED CONTRIBUTION PLAN

Substantially all Anchor employees are covered by a 401(k) defined contribution plan (the Plan). Once an employee meets the eligibility requirements under the Plan, they currently may contribute up to $17,500 per year, $23,000 per year if aged fifty or older. Eligible employees will receive a matching contribution by Anchor equal to 100% of their contribution to the Plan that does not exceed 4.0% of their compensation. Cash contributions charged to expense for the years ended December 31, 2013 and 2012 were approximately $0.8 million and $0.7 million.

10.    COMMITMENTS AND CONTINGENCIES

The Company leases certain of its office, warehouse and field operating facilities, as well as transportation equipment, under non-cancelable operating leases expiring at various dates through 2023. Total future minimum rental commitments under these leases at December 31, 2013 aggregated approximately $8.0 million and are payable as follows (dollars in thousands):

2014	2,423
2015	2,094
2016	1,332
2017	774
2018	635
Thereafter	747

Total rental expense for facilities and equipment for the years ended December 31, 2013 and 2012 was approximately $6.3 million and $6.7 million respectively.

11.	FAIR VALUE INFORMATION AND CONCENTRATIONS OF CREDIT RISK

Fair Value of Financial Instruments

The following estimated fair values of financial instruments have been determined by the Company using available market information and valuation methodologies.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and debt obligations are considered to be reasonable estimates of their fair values at December 31, 2013 and 2012.

Concentration of Credit Risk

Financial instruments that are potentially subject to significant concentrations of credit risk consist primarily of cash investments and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. As part of our investment strategy, the Company performs periodic evaluations of the relative credit standing of these financial institutions.

12.	SUBSEQUENT EVENTS

On March 26, 2014, the Company announced that Calumet Specialty Products Partners, L.P. had signed a definitive agreement to acquire the Company’s parent, ADF Holdings Inc., for total cash consideration of $235 million, subject to customary purchase price adjustments and closing conditions. The transaction closed on March 31, 2014 for a final cash price of $239 million, which included an estimated cash and working capital adjustment of approximately $5 million. The accompanying financial statements do not contain adjustments, if any, as a result of this acquisition.

Management of the Company evaluated subsequent events through April 30, 2014, the date on which the financial statements were available to be issued and all approvals necessary for issuance of the financial statements were obtained.